Exhibit 99.1

PRESS RELEASE ISSUED ON JULY 7, 2023

IGC Pharma Secures $12 Million Line of Credit from O-Bank

Strengthening Efforts in Alzheimer's Research

POTOMAC, MD July 7, 2023 – IGC Pharma, Inc. (NYSE American: IGC) (“IGC” or the “Company”), a clinical-stage pharmaceutical company, has secured a $12 million revolving line of credit from the Hong Kong Branch of O-Bank Co., Ltd. (“O-Bank” or the “Bank”). This funding will support IGC’s working capital needs primarily related to its Alzheimer’s research.

Under the terms for the line of credit, IGC can draw up to $1 million within a 30-day period. The interest rate for a draw is 1% plus the rate paid on certificates of deposits. The facility has an initial duration of 12 months, with the potential for a 12-month extension subject to Bank approval. The Bank received $120,000 as a fee from IGC for providing the 12-month facility. Bradbury Asset Management (Hong Kong) Limited (“Bradbury”), a Hong Kong headquartered financial institution with approximately $2 billion in assets under management, has collateralized cash assets in support of the line of credit. This follows the recently announced investment of $3 million in IGC led by four investment funds managed by Bradbury through a private placement, of unregistered shares with no warrants or other derivatives, highlighting their continued support for the Company.

IGC Pharma’s research and development efforts are focused on Alzheimer’s disease, with three molecules in various stages of development. Notably, IGC-AD1 is currently in Phase 2 of clinical trials as a potential treatment for agitation in dementia due to Alzheimer’s. According to Alzheimer’s Disease International, the number of people living with Alzheimer’s and other dementias is projected to nearly triple by 2050, with approximately 76% experiencing neuropsychiatric symptoms like agitation. Out of the targeted 146 patients for the Phase-2 trial, 16 individuals have already completed the trial. IGC Pharma has secured contracts with eight trial sites, with negotiations underway at seven additional sites. The Company expects that 13-15 trial sites can enroll between 15 to 20 patients per month, allowing the Company to target completion of its Phase-2 trial in the first quarter of calendar 2024.

Keith Loo See Yuen, Group CEO of Bradbury, expressed his firm's enthusiastic commitment to IGC's endeavors, stating, "We wholeheartedly endorse IGC's relentless pursuit of developing groundbreaking therapies for Alzheimer's disease. Our investment is a testament to our faith in IGC's mission and a strategic bet on a company that we believe holds the potential to redefine the Alzheimer’s landscape. We envision IGC as a trailblazer in this challenging field, creating significant value for its investors, and most importantly, bringing much-needed hope and relief to millions of patients and families worldwide."

Ram Mukunda, CEO of IGC Pharma, expressed gratitude for the line of credit provided by O-Bank and the continued support from Bradbury. He emphasized the Company's ongoing research and development initiatives, particularly with the promising drug candidate, IGC-AD1. Mukunda stated, “We are thankful to O-Bank for their support, and grateful for the continued support from Bradbury. Together, with our dedicated investors and partners, we are working towards our goal of developing innovative therapies for Alzheimer's disease. With their support, we are focused on advancing IGC-AD1 and bringing hope and relief to millions of patients and families worldwide."

About IGC Pharma, Inc.

IGC Pharma, Inc., (dba IGC) develops advanced cannabinoid-based formulations for treating diseases and conditions, including, but not limited to, Alzheimer’s disease, period cramps (“dysmenorrhea”), premenstrual syndrome (“PMS”), and chronic pain. IGC has two investigational drug assets targeting Alzheimer’s disease, IGC-AD1 and TGR-63, which have demonstrated in Alzheimer’s cell lines the potential to be effective in suppressing or ameliorating key hallmarks of Alzheimer’s disease, such as plaques or tangles. IGC-AD1 is a low-dose tetrahydrocannabinol (“THC”) based formulation that is currently in a 146-person Phase 2 clinical trial for agitation in dementia due to Alzheimer’s (clinicaltrials.gov, NCT05543681). IGC Pharma, Inc., also markets a wellness brand, Holief™, that targets women experiencing premenstrual syndrome and menstrual cramps.

About Bradbury Asset Management (Hong Kong) Limited

Bradbury Group, a group of companies which include Bradbury Asset Management (Hong Kong) Limited with headquarters in Hong Kong, is a comprehensive financial institution consisting of several licensed professional entities that specialize in offering international securities brokerage, asset management, investment funds & advisory, and wealth management services to sophisticated and institutional investors globally. Bradbury Asset Management (Hong Kong) Limited manages 21 Funds with a combined asset under management in excess of $2 billion. Its investment portfolio spans across green energy, real estate, biotechnology, AI technology, Fintech and e-commerce. Bradbury’s website is: https://www.bradburyfund.com.

Forward-looking Statements

This press release contains forward-looking statements. These forward-looking statements are based largely on IGC’s expectations and are subject to several risks and uncertainties, certain of which are beyond IGC’s control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, the Company’s failure or inability to commercialize one or more of the Company’s products or technologies, including the products or formulations described in this release, or failure to obtain regulatory approval for the products or formulations, where required; general economic conditions that are less favorable than expected, including as a result of the ongoing COVID-19 pandemic; the FDA’s general position regarding cannabis- and hemp-based products; and other factors, many of which are discussed in IGC’s U.S. Securities and Exchange Commission (“SEC”) filings. IGC incorporates by reference the human trial disclosures and Risk Factors identified in its Annual Report on Form 10-K filed with the SEC on June 23, 2022, as if fully incorporated and restated herein. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this release will occur.

Contact:

Investors

IMS Investor Relations

Walter Frank

igc@imsinvestorrelations.com

(203) 972-9200